Guanwei Recycling Corp. Updates Full Year Growth Outlook

Sees Strong Demand For High Grade Recycled LDPE Resulting In At Least A 28% to 35% Year Over Year Increase in 2010 Production

FUQING CITY, CHINA—(September 13, 2010) -  Guanwei Recycling Corp. (NASDAQ: GPRC), China's leading clean tech manufacturer of recycled low density polyethylene (LDPE),  reported today that it is confident full year production and sales of recycled LDPE in 2010 will reach or exceed 40,000 to 42,000 tons. This is primarily based on the Company’s secure supply of raw material and anticipated continuing sales gains in the second half of 2010 propelled by strong demand for the Company’s recycled LDPE. This would reflect an approximately 28% to 35% increase over the 31,149 tons of self-manufactured recycled LDPE sold by the Company in 2009. It also would reflect a significant increase in production of manufactured recycled LDPE over the first six months of 2010 (17,371 tons),  which was lower than anticipated due to a previously reported production slowdown in the second quarter due to ongoing production enhancing construction and plant upgrade. The construction project was completed in July, 2010.

The Company noted that total recycled LDPE tonnage sold in 2009 was just over 39,000 tons but, as previously disclosed,  included 7,927 tons of product purchased from other manufacturers and resold by the Company — a practice which has since been discontinued.  Reported revenues in 2009 also included $7,483,107 in sales of raw materials that were stockpiled by the Company during the world financial crisis in late 2008, but sold to lower inventory levels during the first quarter of 2009.  The Company does not anticipate further inventory sales in 2010.

The Company previously reported that in July and August this year, prices for top grade recycled LDPE rose above $1,100 per ton, and added that prices have remained at about that level through mid-September.

Mr. Chen Min, Chairman and CEO of the Company stated, “With the continuing growth in the Chinese economy, product demand from customers we serve in more than ten different industries continues to be excellent.  The significant price advantage of recycled LDPE over virgin plastic remains highly attractive.  We continue to aim to achieve our historical gross margin of around 30%, working closely with our existing European suppliers as well as other suppliers with whom we are building relationships.”

Mr. Chen added, “Should we see a weakening in the domestic economy, we believe this actually would help us, as demand for lower priced recycled LDPE would very likely increase.  In short, while continually working to further strengthen our operations, we remain very confident about our full year growth outlook, and fully anticipate overcoming the lower than planned production comparisons in the second quarter with anticipated gains in the second half of the year.”

Description of Guanwei Recycling Corp.

Guanwei Recycling Corp. is China's largest manufacturer of recycled low density polyethylene (LDPE). Adhering to the highest "green" standards, it has generated rapid growth producing LDPE from plastic waste procured mostly in Europe for sales to more than 300 customers in ten different industries in China. Guanwei Recycling Corp. is one of the few plastic recyclers in China that has been audited by TÜV Rheinland Cert GmbH for compliance with German pollution and environmental standards, which allows the company to procure high quality plastic waste directly from Germany and other European countries (Spain and Holland), with no middlemen, and permits highly economic production of the highest grades of LDPE. Additional information regarding Guanwei Recycling Corp. is available at www.guanweirecycling.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

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